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                                                                      EXHIBIT 21

                              LIST OF SUBSIDIARIES

Simula, Inc.

Simula Safety Systems, Inc.

Simula Technologies, Inc.

International Center for Safety Education, Inc.

Simula Transportation Equipment Corporation

Airline Interiors, Inc.

Coach and Car Equipment Corporation

Artcraft Industries Corp.

Intaero, Ltd.

ViaTech, Inc.

Simula Automotive Safety Devices, Inc.

Simula Automotive Safety Devices, Limited

Simula Protective Systems, Limited